Exhibit 99.1

Plymouth Industrial REIT Promotes Anthony Saladino to President

BOSTON—(February 19, 2025) Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced it has promoted Anthony Saladino to President and Chief Financial Officer, effective immediately.

Mr. Saladino has served as Executive Vice President and Chief Financial Officer since February 2022, having previously held the roles of Chief Accounting Officer and Senior Vice President of Accounting. Prior to joining Plymouth in October 2020, he gained extensive experience leading finance and accounting teams in publicly traded companies, including serving as Chief Accounting Officer for AFIN (now GNL) and NYC REIT from 2017 to 2019 and as Vice President of Finance for The Ryland Group (now Lennar) from 2004 to 2011. He has also held senior financial leadership roles in private real estate portfolio companies, including The High Companies, where he served as Vice President of Finance and Corporate Controller from 2015 to 2017, as well as in other private equity real estate firms as Chief Financial Officer and Managing Partner. Mr. Saladino began his career in public accounting at EY, focusing primarily on publicly traded REITs. He is a CPA and holds an MBA from the University of Chicago, an M.S. in Accounting from the University of Virginia, and a B.S. in Finance from California State University.

Jeff Witherell, Chairman and CEO of Plymouth Industrial REIT, noted, “Anthony has proven to be a strategic partner for me at Plymouth through his leadership in enhancing our balance sheet with well- laddered maturities, lowering our borrowing costs, and significantly improving our borrowing capacity. He has also driven improvements in key financial and accounting processes, as well as strengthened our engagement with the investment community. We look forward to the same commitment and dedication he has shown in these areas, resulting in improved capital allocation, asset management, and operations as well.”

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, as well as statements regarding the timing of the consummation of the transactions, if at all, and the anticipated benefits therefrom, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward- looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contacts:

Plymouth Industrial REIT, Inc.

John Wilfong SCR Partners

IR@plymouthreit.com